Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Focus Enhancements, Inc. of our report dated February 21, 2003, (which expresses an unqualified opinion and includes explanatory paragraphs regarding the uncertainty of the Company’s ability to continue as a going concern and the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”) appearing in the Annual Report on Form 10-KSB of Focus Enhancements, Inc. for the years ended December 31, 2002 and 2001. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

DELOITTE & TOUCHE LLP

San Jose, California
April 14, 2003